Exhibit 12

                      LIBERTY FINANCIAL COMPANIES, INC.
                      STATEMENT RE COMPUTATION OF RATIOS
                               ($ in millions)

                                                             Year Ended
                                                            December 31
                                                         ------------------
                                                           1996      1995
                                                         -------- ---------
Earnings:
   Income before income taxes                            $150.3    $113.8
   Add fixed charges:
    Interest on indebtedness                               19.7      16.2
    Portion of rent representing the interest factor        4.0       3.7
    Preferred stock dividends                               0.9       0.7
    Accretion to face value of redeemable convertible
     preferred stock                                        0.9       0.6
                                                          ------- ---------
   Income as adjusted                                    $175.8    $135.0
                                                          ======= =========
  Fixed charges:
   Interest on indebtedness                              $ 19.7    $ 16.2
   Portion of rent representing the interest factor         4.0       3.7
   Preferred stock dividends                                0.9       0.7
   Accretion to face value of redeemable convertible
     preferred stock                                        0.9       0.6
                                                          ------- ---------
   Total fixed charges                                   $ 25.5    $ 21.2
                                                          ======= =========
  Ratio of earnings to fixed charges                        6.89x     6.39x
                                                          ======= =========

Information prior to 1995 pertaining to the computation of ratios is not presented since the Company's redeemable convertible preferred stock was issued during 1995.